DOMESTIC DISTRIBUTOR AGREEMENT

THIS DOMESTIC DISTRIBUTOR AGREEMENT ("Agreement") is made this 26TH day of Nov., 2008, ("Effective Date") by and between Nephros, Inc., with its principal place of business located at 41 Grand Avenue, 2nd floor, River Edge, New Jersey, 07661 (the "Company") and OLS, a DISTRIBUTOR with its principal place of business and notice address at 157 STEEPLECHASE CIRCLE SANFORD, FL. 32771 (the "Distributor").

NOW, THEREFORE, in consideration of the promises hereinafter made by the parties hereto, it is agreed as follows:

ARTICLE I
APPOINTMENT OF DISTRIBUTORSHIP

1. Distribution Right. The Company hereby appoints and grants Distributor the non-exclusive and non-assignable right to sell the products of the Company ("Products") listed in the then current "Price List" (Exhibit "A" attached hereto). The distribution right shall be limited to end customers of the Distributor who have places of business in, and will initially use the Company's products in the geographic area set forth in Exhibit "B" attached hereto (the "Territory").

2. Prices. All prices stated are ex US warehouse of the Company. Prices do not include any transportation costs which shall be borne by Distributor. Company will ship via UPS Ground as default shipping method unless Distributor specifies a different shipper on its Purchase Order. Company will add freight charges to invoice in this case. Distributor may choose UPS as shipper and have shipping charges charged directly to their account by providing their UPS account number on the Purchase Order. Distributor may specify shipper of their choice on their Purchase Order and Company will have shipment sent "collect." Prices do not include any federal, state or local taxes applicable to the products sold under this Agreement. An amount equal to the appropriate taxes will be added to the invoice by the Company where the Company has the legal obligation to collect such taxes. Distributor shall pay such amount to the Company unless Distributor provides Company with a valid tax exemption certificate authorized by the appropriate taxing authority.

3. Terms. Terms are 2/14, Net sixty (60) days from date of shipment. The Company reserves the right to revoke any credit extended at the Company's sole discretion. Distributor agrees to pay such invoices when due regardless of other scheduled deliveries. Invoices not paid by the due date will have one and one half percent (1-1/2%) per month finance charge assessed against the unpaid balance from the due date until the date of payment.

4. Competitive Products. Distributor agrees not to represent or sell other products within the Territory which are competitive with the Company's Products unless agreed to by the Company by written notice.

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ARTICLE II
MARKETING AND SUPPORT

1. Sales. Distributor shall use its best efforts to promote the sale and distribution of the Products and to provide adequate support, which efforts shall include the following:

(a) Establishing and maintaining appropriate, attractive and accessible premises and facilities for the display and demonstration of Products;

(b) Providing an adequate, trained sales and technical staff to promote the sale and support of the Products;

(c) Undertaking promotional campaigns and canvassing prospective users to stimulate the sales of Products; and

(d) Providing Company with forecasts every month of its probability requirements for the next six months for Products and accessories, such forecasts to identify: product code; number of units per product code; purchase price per unit and desired shipping date.

2. Advertising. Company, at Distributor's request, shall work with Distributor to develop an advertising campaign to sell the products of the Company ("Products") listed in the then current "Price List" (Exhibit "A" attached hereto). The Company will have the right to limit its investment in these advertising campaigns to the level it deems necessary. Distributor will invest in advertising the products of the Company ("Products") listed in the then current "Price List" (Exhibit "A" attached hereto) at the same level of advertising it invests in for other products being sold.

3. Training. Company shall furnish initial training to Distributor's sales and technical representatives at various times and locations as shall be designated for this purpose by Company. Enrollment in training courses shall be limited to a reasonable number of persons who shall be sufficiently qualified to take the courses. Distributor shall pay the salaries and all travel and lodging expenses and subsistence of its representatives.

ARTICLE III
DELIVERY

1. Purchase Orders. Distributor shall order Products by written notice to Company. Each Purchase Order shall specify: the number of units to be shipped; the type of units to be shipped (as identified by Company product code designations indicated in the Price List) including all optional features; the purchase price per product code; the desired shipping date; the desired freight carrier and the ship-to address. Company shall indicate its acceptance of such release by returning a signed copy to Distributor. Company shall work with Distributor in good faith to resolve any order/delivery schedule conflicts.

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2. Shipment. All shipments of Products shall be made ex US warehouse of Company. Title to the Products and liability for loss or damage in transit, or thereafter, shall pass to Distributor upon pick up by the carrier identified by Distributor for each shipment. Shipping dates are approximate and are based on prompt receipt by Company of all necessary ordering information from Distributor. Distributor shall bear all costs of transportation and insurance and will promptly reimburse Company if Company prepays or otherwise pays for such expenses. Company shall not be in default by reason of any failure in its performance under this Agreement if such failure results from, whether directly or indirectly, fire, explosion, strike, freight embargo, Act of God or of the public enemy, war, civil disturbance, act of any government, de jure or de facto, or agency or official thereof, material or labor shortage, transportation contingencies, unusually severe weather, default of any other manufacturer or a supplier or subcontractor, quarantine, restriction, epidemic, or catastrophe, lack of timely instructions or essential information from Distributor, or otherwise arisen out of causes beyond the control of the Company. Nor shall the Company at any time be liable for any incidental, special or consequential damages.

3. Cancellation. Distributor may, at any time prior to the scheduled date of shipment, cancel any or all Products on order upon giving written notice and upon payment of the following cancellation charges for each unit cancelled. The cancellation charges, are intended as liquidated damages and not penalties, are as follows:

Number of Days Prior to Scheduled Date of Shipment that Notice of Cancellation is Received by Company:	Cancellation Charges Expressed as a Percentage of Purchase Price:
0-5 days	25%
6-15 days	15%

ARTICLE IV
PROPRIETARY RIGHTS

1. Use of Company Name. Company expressly prohibits any direct or indirect use, reference to, or other employment of its name, trademarks, or trade name, except as specified in this Agreement or as expressly authorized by Company in writing. All advertising and other promotional material which uses or references Company's name, trademark or trade name will be submitted to Company at least two weeks in advance and will only be used if Company consents thereto, which consent shall not be unreasonably withheld. Company hereby authorizes and requires Distributor's use of Company's insignia or lettering on the packaging of the Products at the time of the delivery by Company.

2. Patent Indemnity. Company agrees, at its own expense, to indemnify, defend and hold harmless each Distributor and its customers from and against every expense, damage, cost and loss (including attorneys' fees incurred) and to satisfy all judgments and decrees resulting from a claim, suit or proceeding insofar as it is based upon an allegation that the Products or any

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part thereof furnished by Company or any process which is practiced in the customary use of the Products is or has been infringing upon any patent, copyright or proprietary right, if Company is notified promptly of such claim in writing and given authority, and full and proper information and assistance (at Company's expense) for the defense of same. In case the Products, or any part thereof, in such suit is held to constitute an infringement and the use of said Products or part is enjoined, Company shall, in its sole discretion and at its own expense, either procure for the indemnitee the right to continue using said Products or part or replace or modify the same in such manner as to avoid the infringement without affecting their performance.

3. Drawings and Data. The Company normally supplies all necessary data for the proper installation, test, operation and maintenance of its Products. Portions of this data are proprietary in nature and will be so marked. The Distributor agrees to abide by the terms of such markings and to be liable for all loss or damage incurred by the Company as a result of the improper or unauthorized use of such data. The Company retains for itself all proprietary rights in and to all designs, engineering details, and other data pertaining to any Products specified in the contract and to all discoveries inventions, patent rights, etc., arising out of work done in connection with the contract and to any and all Products developed as a result thereof, including the sole right to manufacture any and all such products. The Distributor shall not contact the Company's suppliers, or any other person, for the purpose of manufacture.

ARTICLE V
WARRANTY

1. Products Warranty. Company warrants that Distributor shall acquire Products purchased hereunder free and clear of all liens and encumbrances. Company further warrants all Products to be free from defects in material or workmanship under normal use and service for a period of ninety (90) days from the date of delivery. If any of the Products are found to be defective, the Company will, replace the defective Product, or refund the purchase price. If it is determined that no fault exists with the Company, but the damage was caused by negligence of Distributor, its agents, employees or customers, the Company will not be liable to replace the defective Product or refund the purchase price. THIS CONSTITUTES THE SOLE WARRANTY MADE BY COMPANY EITHER EXPRESSED OR IMPLIED AND THE SOLE REMEDY OF DISTRIBUTOR. THERE ARE NO OTHER WARRANTIES EXPRESSED OR IMPLIED WHICH EXTEND BEYOND THE FACE HEREOF, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL COMPANY BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, AND DISTRIBUTOR'S REMEDIES SHALL BE LIMITED TO REPLACEMENT OF NONCONFORMING UNITS OR PARTS OR THE REFUND OF THE PURCHASE PRICE, AT COMPANY'S OPTION.

2. Misuse of Products. Any tampering, misuse or negligence in handling or use of Products renders the warranty void. Further, the warranty is void if, at any time, Distributor attempts to make any internal changes to any of the components of the Products; if any external device attached by Distributor or the user creates conditions exceeding the tolerance of the Products; or if at any time the Products are exposed to non-approved cleaning materials, fire, freezing temperatures or other environmental conditions.

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ARTICLE VI
ACCESSORIES

1. Stocking. Accessories are fasteners, clips and hoses used for the installation and use of the Company's filter Products. Distributor is expected to maintain an adequate inventory of accessories to support the Products purchased hereunder.

ARTICLE VII
DOMESTIC DURATION OF AGREEMENT

1. Term. The term of this Agreement shall be for two years ("initial period) from the Effective Date, unless sooner terminated in accordance with section VII(2). The term shall automatically extend for one additional year from the end of initial period unless one party notifies the other in writing within 90 days prior to the end of the initial period that the Agreement will not be extended.

2. Termination. This Agreement may be terminated only:

(a) By either party for substantial breach of any material provision of this Agreement by the other, provided due notice has been given to the other of the alleged breach and such other party has not cured the breach within thirty (30) days thereof; or

(b) By the Company if: there is an unacceptable change in the control or management of the Distributor; if the Distributor ceases to function as a going concern or makes an assignment for the benefit of creditors; if a petition in bankruptcy is filed by or against the Distributor, resulting in an adjudication of bankruptcy; or, if the Distributor fails to pay its debts as they become due and provided due notice has been given by the Company to the Distributor and the Distributor has not cured such breach within thirty (30) days thereof; or

(c) By mutual agreement of the parties.

3. Effect of Termination. Upon termination of this Agreement all further rights and obligations of the parties shall cease, except that Distributor shall not be relieved of (i) its obligation to pay any monies due, or to become due, as of or after the date of termination, and (ii) any other obligation set forth in this Agreement which is to take effect after the date of termination. Company shall have the right to repurchase all new Products in Distributor's inventory which are in new condition and packaged in original packaging at the original sales price paid by Distributor to Company. If Company exercises such right, Distributor shall prepare and load such Products, and Company shall pay the freight costs.

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ARTICLE VIII
NOTICES

1. Notice or Communication. Any notice required or permitted hereunder shall be in writing and if mailed, shall be sent by certified mail, return receipt requested, postage prepaid and addressed to the addresses set forth below or to such changed address as any party entitled to notice shall have communicated in writing to the other party. Notices to Company shall be sent to:

Nephros, Inc.
41 Grand Avenue , 2nd floor
River Edge, New Jersey 07661
Attention: V.P. Marketing & Business Development

Notices to Distributor shall be sent to its address shown on first page of this Agreement. Notice may also be sent by overnight courier, facsimile or personal delivery. Any notices to either party hereunder which are mailed as provided above shall be deemed to have been given when deposited in the mail. Notice by other means shall be effective on actual receipt.

ARTICLE IX
GENERAL PROVISIONS

1. Relationship of Parties. The relationship between the parties established by this Agreement shall be solely that of contractor and independent contractor and all rights and powers not expressly granted to the Distributor are expressly reserved to the Company. The Distributor shall have no right, power or authority in any way to bind the Company to the fulfillment of any condition not herein contained, or to any contract or obligation, expressed or implied.

2. Independence of Parties. Nothing contained in this Agreement shall be construed to make the Distributor the agent for the Company for any purpose, and neither party hereto shall have any right whatsoever to incur any liabilities or obligations on behalf or binding upon the other party. The Distributor specifically agrees that it shall have no power or authority to represent the Company in any manner and that it will not at any time represent orally or in writing to any person or corporation or other business entity that it has any right, power or authority not expressly granted by this Agreement.

3. Indemnity. The Distributor agrees to hold the Company free and harmless from any and all claims, damages, and expenses of every kind or nature whatsoever whether arising from acts of the Distributor or as a direct or indirect consequence of termination of this Agreement in accordance with its terms.

4. Assignment. This Agreement may not be assigned by Distributor without the advance written consent of Company.

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5. Entire Agreement. The entire Agreement between the Company and the Distributor covering the Products is set forth herein and any amendment or modification shall be in writing and shall be executed by duly authorized representatives in the same manner as this Agreement. The provisions of this Agreement are severable, and if any one or more such provisions are determined to be illegal or otherwise unenforceable, in whole or in part, under the laws of any jurisdiction, the remaining provisions or portions hereof shall, nevertheless, be binding on and enforceable by and between the parties hereto. Any provisions, terms or conditions of Distributor's Purchase Orders which are, in any way contradicting of this Agreement, except those additional provisions specifying quantity and shipping instructions, shall not be binding upon Company and shall have no applicability to the sale of goods by Company to Distributor.

6. Applicable Law. This Agreement shall be governed by the laws of the State of New Jersey and is accepted by Company at its Corporate Office in New Jersey. All payments hereunder shall be made at Company's offices at its Notice address. Company's rights granted hereby are cumulative and in addition to any rights it may have at law or equity.

7. Special Provisions. See Exhibit "C" attached hereto and incorporated herein by reference for all purposes for special provisions that apply to this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date and year indicated above.

COMPANY
NEPHROS, INC.

By:____________________________
President and CEO

DISTRIBUTOR

By:____________________________
(Authorized Officer) SIMON A. BINGE

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